EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MB Financial, Inc.:

We consent to to the use of our report dated February 20, 2004 with respect to the consolidated statements of income, changes in stockholders' equity, and cash flows of MB Financial, Inc. for the year ended December 31, 2003, incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Chicago, Illinois
August 25, 2006